Exhibit 23.2

[PricewaterhouseCoopers letterhead]


August 6, 2003

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of WaveRider Communications Inc. of our report dated February 15, 2002 (except for Note 24 which is March 26, 2002) relating to the consolidated financial statements and consolidated financial statement schedules of WaveRider Communications Inc. as at December 31, 2001 and for each of the two years in the period then ended, which appears in WaveRider Communications Inc.'s 2002 Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants